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                                  EXHIBIT 23.2

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



The Board of Directors
Central Illinois Bancorp, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-72949) on Form S-8 of Central Illinois Bancorp, Inc. of our report dated February 23, 1998, relating to the consolidated balance sheet of Central Illinois Bancorp, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statement of income, stockholders' equity, and cash flows for the years ended December 31, 1997 and 1996, which report appears in the December 31, 1998 annual report on Form 10-K of Central Illinois Bancorp, Inc.



                                             /s/ STRIEGEL KNOBLOCH & COMPANY LLC


Bloomington, Illinois
April 1, 1999


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